Exhibit 4.2
THIS COMMON STOCK PURCHASE WARRANT AND THE SHARES THAT MAY BE PURCHASED HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS COMMON STOCK PURCHASE WARRANT HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO DISTRIBUTION, AND THIS COMMON STOCK PURCHASE WARRANT AND THE SHARES THAT MAY BE PURCHASED HEREUNDER MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AND REGISTRATION OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL THAT THE PROPOSED TRANSACTION DOES NOT VIOLATE THE SECURITIES ACT OF 1933, AND APPLICABLE STATE SECURITIES LAWS.
ARBOR REALTY TRUST, INC.
COMMON STOCK PURCHASE WARRANT

Date of Issuance: July 23, 2009	Certificate No. W-1
THIS IS TO CERTIFY that WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (together with its transferees, successors and assigns, the “Holder”), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, is entitled to purchase from ARBOR REALTY TRUST, INC., a Maryland corporation (the “Company”), at the price of $3.50 per share (the “Exercise Price”), at any time after the date hereof (the “Commencement Date”) and expiring on July 23, 2015 (the “Expiration Date”), 500,000 shares of fully paid and nonassessable common stock, par value $0.01 per share (“Common Stock”) of the Company (as such number may be adjusted as provided herein). The 500,000 shares of Common Stock which may be purchased pursuant to this Warrant are referred to herein as the “Aggregate Number”. This common stock purchase warrant (this “Warrant”) is issued under and in connection with that certain First Amended and Restated Credit Agreement, dated as of July 23, 2009 (as the same may be amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time, the “Credit Agreement”), among Arbor Realty Funding, LLC, a Delaware limited liability company, as a borrower, ARSR Tahoe, LLC, a Delaware limited liability company, as a borrower, Arbor ESH II LLC, a Delaware limited liability company, as a borrower, Arbor Realty Limited Partnership, a Delaware limited partnership, as a borrower and a guarantor, ART 450 LLC, a Delaware limited liability company, as a borrower, the Company, as a guarantor, Arbor Realty SR, Inc., a Maryland corporation, as a borrower and a guarantor, the several banks and other financial institutions as are, or may from time to time become parties thereto, and Wachovia Bank, National Association, a national banking association, as administrative agent for the lenders thereunder.
     The Aggregate Number and Exercise Price set forth above shall also be adjusted under certain conditions specified in Section 5 of this Warrant, including, but not limited to, a Stock Dividend, Stock

Subdivision or Stock Combination. Capitalized terms used herein shall have the meanings ascribed to such terms in Section 11 hereof unless otherwise defined herein.
     SECTION 1. The Warrant; Transfer and Exchange.
     (a) The Warrant. This Warrant and the rights and privileges of the Holder hereunder may be exercised by the Holder in whole or in part as provided herein, shall survive any termination of the Credit Agreement and, as more fully set forth in Sections 1(b) and 7 hereof, subject to the terms of this Warrant, may be transferred by the Holder to any other Person or Persons who meet the requirements set forth herein at any time or from time to time, in whole or in part, regardless of whether the Holder retains any or all rights under the Credit Agreement.
     (b) Transfer and Exchanges. The Company shall initially record this Warrant on a register to be maintained by the Company and, subject to Section 7 hereof, from time to time thereafter shall reflect the transfer of this Warrant on such register when surrendered for transfer in accordance with the terms hereof and properly endorsed, accompanied by appropriate instructions, and further accompanied by payment in cash or by check, bank draft or money order payable to the order of the Company, in United States currency, of an amount equal to any stamp or other tax or governmental charge or fee required to be paid in connection with the transfer thereof. Upon any such transfer, a new warrant or warrants shall be issued to the transferee and the Holder (in the event this Warrant is only partially transferred) and the surrendered warrant shall be canceled. This Warrant may be exchanged at the option of the Holder, when surrendered at the Principal Office of the Company, for another warrant or other warrants of like tenor and representing in the aggregate the right to purchase a like number of shares of Common Stock.
     SECTION 2. Exercise.
     (a) Right to Exercise. At any time after the Commencement Date and on or before the Expiration Date, the Holder, in accordance with the terms hereof, may exercise this Warrant, in whole at any time or in part from time to time, by delivering this Warrant to the Company during normal business hours on any Business Day at the Company’s Principal Office, together with the Notice of Exercise, in the form attached hereto as Exhibit A and made a part hereof (the “Notice of Exercise”), duly executed, and payment of the Exercise Price per share for each share purchased, as specified in the Notice of Exercise. The aggregate Exercise Price (the “Aggregate Exercise Price”) to be paid for the shares to be purchased (the “Exercise Amount”) shall equal the product of (i) the Exercise Amount multiplied by (ii) the Exercise Price. If the Expiration Date is not a Business Day, then this Warrant may be exercised on the next succeeding Business Day.
     (b) Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made to the Company in cash or other immediately available funds or as provided in Section 2(c), or a combination thereof. In the case of payment of all or a portion of the Aggregate Exercise Price pursuant to Section 2(c), the direction by the Holder to make a “Cashless Exercise” shall serve as accompanying payment for that portion of the Exercise Price.
     (c) Cashless Exercise. The Holder shall have the right to pay all or a portion of the Aggregate Exercise Price by making a “Cashless Exercise”, in which case the portion of the Aggregate Exercise Price to be so paid shall be paid by reducing the number of shares of Common Stock otherwise issuable pursuant to the Notice of Exercise by an amount equal to (i) the Aggregate Exercise Price to be so paid divided by (ii) the Fair Market Value Per Share.
     (d) Issuance of Shares of Common Stock. Upon receipt by the Company of this Warrant at its Principal Office in proper form for exercise, and accompanied by the Notice of Exercise and payment of the Aggregate Exercise Price as aforesaid, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that certificates representing such shares of Common Stock may not then be actually delivered. Within five (5) Business Days after such surrender of this Warrant, delivery of the Notice of Exercise and payment of the Aggregate Exercise Price as aforesaid, the Company shall issue and cause to be delivered to, or upon the written order of, the Holder (and in such name or names as the Holder may designate) a certificate or certificates for the Exercise Amount, subject to any reduction as provided in Section 2(c) for a Cashless Exercise.
     (e) Fractional Shares. The Company may, but shall not be required to, deliver fractions of shares of Common Stock upon exercise of this Warrant. If any fraction of a share of Common Stock would be deliverable upon an exercise of this Warrant, the Company may, in lieu of delivering such fraction of a share of Common Stock, make a cash payment to the Holder in an amount equal to the same fraction of the Fair Market Value Per Share determined as of the Business Day immediately preceding the date of exercise of this Warrant.
     (f) Partial Exercise. In the event of a partial exercise of this Warrant, the Company shall issue to the Holder a Warrant in like form for the unexercised portion thereof which has not expired.
     SECTION 3. Payment of Taxes. The Company shall pay all stamp taxes attributable to the initial issuance of shares or other securities issuable upon the exercise of this Warrant or issuable pursuant to Section 5 hereof, excluding any tax or taxes which may be payable because of the transfer involved in the issuance or delivery of any certificates for shares or other securities in a name other than that of the Holder in respect of which such shares or securities are issued.
     SECTION 4. Replacement Warrant. In case this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue and deliver in exchange and substitution for and upon cancellation of the mutilated Warrant, or in lieu of and in substitution for this Warrant lost, stolen or destroyed, a new Warrant of like tenor and representing an equivalent right or interest, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of such Warrant and upon receipt of indemnity reasonably satisfactory to the Company and the Holder; provided, that if the Holder is a financial institution, business development company or other institutional or fund investor, its own indemnity agreement shall be satisfactory and no third party indemnity shall be required.
     SECTION 5. Adjustments to the Aggregate Number and the Exercise Price.
     Under certain conditions, the Aggregate Number and the Exercise Price are subject to adjustment as set forth in this Section 5.
     (a) Adjustments. The Aggregate Number, after taking into consideration any prior adjustments pursuant to this Section 5, shall be subject to adjustment from time to time as follows and, thereafter, as adjusted, shall be deemed to be the Aggregate Number hereunder.
     (i) Stock Dividends; Subdivisions and Combinations. In case at any time or from time to time the Company shall:
     (A) issue to the holders of its shares of Common Stock a dividend payable in, or other distribution of, shares of Common Stock (a “Stock Dividend”);
     (B) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, including, without limitation, by means of a stock split (a “Stock Subdivision”); or

     (C) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock (a “Stock Combination”);
then the Aggregate Number in effect immediately prior thereto shall be (1) proportionately increased in the case of a Stock Dividend or a Stock Subdivision and (2) proportionately decreased in the case of a Stock Combination, and the Exercise Price shall be proportionately adjusted. In the event the Company shall declare or pay, without consideration, any dividend on the shares of Common Stock payable in any right to acquire shares of Common Stock for no consideration, then the Company shall be deemed to have made a Stock Dividend in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire shares of Common Stock.
     (b) Notices.
     (i) Notice of Proposed Actions. In case the Company shall propose (A) to pay any dividend payable in stock of any class to the holders of its Common Stock or to make any other distribution to the holders of its Common Stock, (B) to offer to the holders of its Common Stock rights to subscribe for or to purchase any Convertible Securities, rights to acquire Convertible Securities or capital stock or additional shares of Common Stock or shares of stock of any class or any other securities, warrants, rights or options, (C) to effect any reclassification of its Common Stock, (D) to effect any recapitalization, stock subdivision, stock combination or other capital reorganization, (E) to effect any consolidation or merger, share exchange, or sale, lease or other disposition of all or substantially all of its property, assets or business, (F) to effect the liquidation, dissolution or winding up of the Company, (G) to initiate any transaction or be a party to any transaction (including, without limitation, a merger, consolidation, share exchange, sale, lease or other disposition of all or substantially all of the Company’s assets, liquidation, recapitalization or reclassification of the Common Stock) in connection with which the previous Outstanding Common Stock shall be changed into or exchanged for different securities of the Company or capital stock or other securities of another corporation or interests in a non-corporate entity or other property (including cash) or any combination of the foregoing or (H) to effect any other action which would require an adjustment under this Section 5, then in each such case the Company shall give to the Holder written notice of such proposed action, which shall specify the proposed date on which a record is to be taken for the purposes of such stock dividend, distribution or rights, or the proposed date on which such reclassification, reorganization, consolidation, merger, share exchange, sale, transfer, disposition, liquidation, dissolution, winding up or other transaction is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, or the proposed date on which the transfer of Common Stock is to occur, and shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on the Common Stock and on the Aggregate Number after giving effect to any adjustment which will be required as a result of such action. Such notice shall be so given in the case of any action covered by clause (A) or (B) above at least twenty (20) calendar days prior to the record date for determining holders of the Common Stock for purposes of such action and, in the case of any other such action, at least twenty (20) calendar days prior to the earlier of the date of the taking of such proposed action or the date of participation therein by the holders of Common Stock.
     (ii) Adjustment Notice. Whenever the Aggregate Number is to be adjusted pursuant to this Section 5, unless otherwise agreed by the Holder, the Company shall promptly (and in any event within ten (10) Business Days after the event requiring the adjustment) prepare and deliver to the Holder a certificate signed by the chief financial officer of the Company, setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment is to be calculated. The certificate shall set forth, if applicable, a description of the basis on which the board of directors in good faith determined, as applicable, the Fair Market Value Per Share, the fair market value of any evidences of indebtedness, shares of stock, other securities, warrants, other subscription or purchase rights, or other property or the equitable nature of any adjustment under Section 5(b) or (c) hereof, the new Aggregate Number and, if applicable, any new securities or property to which the Holder is entitled. Any other determination of fair market value shall first be determined in good faith by the board of directors and be based upon an arm’s length sale of such indebtedness, shares of stock, other securities, warrants, other subscription or purchase rights or other property, such sale being between a willing buyer and a willing seller. In the case of any such determination of fair market value, the Holder may object to the determination in such certificate by giving written notice within ten (10) Business Days of the receipt of such certificate and, if the Holder and the Company cannot agree to the fair market value within ten (10) Business Days of the date of the Holder’s objection, the fair market value shall be determined by a disinterested appraiser (which may be national or regional investment bank or a national accounting firm) mutually selected by the Holder and the Company, the fees and expenses of which shall be paid by the Company.
     SECTION 6. No Dilution or Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, share exchange, dissolution or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, including, without limitation, the adjustments required under Section 5 hereof, and will at all times in good faith assist in the carrying out of all such terms and in taking of all such action as may be necessary or appropriate to protect the rights of the Holder against dilution or other impairment. Without limiting the generality of the foregoing and notwithstanding any other provision of this Warrant to the contrary (including by way of implication), the Company (a) will not increase the par value of any shares of Common Stock receivable on the exercise of this Warrant above the amount payable therefor on such exercise and (b) will take all such action as may be necessary or appropriate so that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.
     SECTION 7. Transfers of this Warrant. (a) Generally. Subject to the restrictions set forth in this Section 7, the Holder may at any time and from time to time freely transfer this Warrant and the Warrant Shares in whole or in part to any Person. This Warrant has not been, and the Warrant Shares at the time of their issuance may not be, registered under the Securities Act and, except as provided in the Registration Rights Agreement, nothing herein contained shall be deemed to require the Company to so register this Warrant and the Warrant Shares. This Warrant and the Warrant Shares are issued or issuable subject to the provisions and conditions contained herein and to the provisions and conditions contained in the Registration Rights Agreement, and every Holder hereof by accepting the same agrees with the Company to such provisions and conditions, and represents to the Company that this Warrant has been acquired and the Warrant Shares will be acquired for the account of the Holder for investment and not with a view to or for sale in connection with any distribution thereof.
     (b) Compliance with Securities Laws. The Holder agrees that this Warrant and the Warrant Shares may not be sold or otherwise disposed of except pursuant to an effective registration statement under the Securities Act and other applicable Securities Laws or pursuant to an applicable exemption from the registration requirements of the Securities Act and such other applicable Securities Laws. In the event that the Holder transfers this Warrant or the Warrant Shares pursuant to an applicable exemption from registration, the Company may request, at its expense, that the Holder deliver an opinion of counsel reasonably acceptable to the Company that the proposed transfer does not violate the Securities Act or other applicable Securities Laws.
     (c) Restrictive Securities Legend. (i) The certificate representing the Warrant Shares shall bear the restrictive legends set forth below:
THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE. NO TRANSFER, SALE OR OTHER DISPOSITION OF THIS WARRANT MAY BE MADE UNLESS A REGISTRATION STATEMENT WITH RESPECT TO THIS WARRANT HAS BECOME EFFECTIVE UNDER SAID ACT, AND SUCH REGISTRATION OR QUALIFICATION AS MAY BE NECESSARY UNDER THE SECURITIES LAWS OF ANY STATE HAS BECOME EFFECTIVE, OR BORROWER HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL SATISFACTORY TO BORROWER THAT SUCH REGISTRATION IS NOT REQUIRED.
     (ii) Certificates evidencing the Warrant Shares shall not contain any legend: (1) while a registration statement (including the Registration Statement) covering the resale of the Warrant Shares is effective under the Securities Act, or (2) following any sale of the Shares pursuant to Rule 144 (other than sales to an Affiliate of Holder), or (3) if such Warrant Shares are eligible for sale under Rule 144(b), or (4) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). If a legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations thereof) then any certificates representing the Warrant Shares shall be issued free of all legends. The Company agrees that following the effective date of the Registration Statement or at such time as such legend is no longer required under this Section 7, it will, no later than five (5) Business Days following the delivery by the Holder to the Company’s transfer agent of a certificate representing the Warrant Shares issued with a restrictive legend, deliver or cause to be delivered to the Holder a certificate representing such Warrant Shares that is free from all restrictive and other legends. Unless required by law, the Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section 7.
     (d) Right of First Refusal.
     (i) Holder may not Transfer this Warrant or any portion hereof unless it has complied with this Section 7(d). If Holder proposes to Transfer this Warrant (or portion hereof), then Holder shall promptly give written notice (the “Sale Notice”) to the Company at least twenty (20) days prior to the closing of such Transfer. The Notice shall describe in reasonable detail the proposed Transfer including, without limitation, the portion of this Warrant to be Transferred (the “Transfer Amount”), the nature of such Transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.
     (ii) For a period of ten (10) days following receipt of any Sale Notice, the Company shall have the right to purchase all, but not less than all, of the Transfer Amount subject to such Sale Notice on the same terms and conditions as set forth therein. The Company’s purchase right shall be exercised by written notice signed by an officer of the Company (the “Company Notice”) and delivered to the Holder within such ten (10) day period. The Company shall effect the purchase of the Transfer Amount, including payment of the purchase price, not more than five (5)

business days after delivery of the Company’s Notice, and at such time the Holder shall deliver to the Company this Warrant, properly endorsed for transfer. To the extent that the Company does not elect to exercise its purchase right pursuant to this Section 7(d), the Holder may, not later than thirty (30) days following delivery to the Company of the Sale Notice, enter into an agreement providing for the closing of the Transfer of the Transfer Amount covered by the Sale Notice within thirty (30) days of such agreement on the terms and conditions described in the Sale Notice. Any subsequent proposed Transfer of this Warrant by the Holder, shall again be subject to the first refusal rights of the Company and shall require compliance by the Holder with the procedures described in this Section 7(d).
     (iii) Notwithstanding the foregoing, the purchase rights of the Company set forth in this Section 7(d) shall not apply to (i) any Transfer by a Holder to an Eligible Assignee, (ii) any pledge of this Warrant made pursuant to a bona fide loan transaction that creates a mere security, (iii) any Transfer by Holder in connection with the sale of all or a portion of any outstanding indebtedness of the Company held by Holder or its Affiliates pursuant to the Credit Agreement, or (iv) any Transfer that is a bona fide gift approved by the Holder’s Board of Directors; provided, in each case, that the pledgee, transferee or donee shall enter into a written agreement to be bound by and comply with all provisions of this Warrant as if it were an original Holder hereunder.
     (iv) Any purported Transfer by a Holder of this Warrant (or portion thereof) in violation of this Section 7(d) shall be voidable, and the Company will not effect such Transfer nor will it treat any alleged transferee as the holder of this Warrant.
     (v) By its execution of this Agreement, Wachovia Bank, National Association, as the Lender under the Credit Agreement, hereby consents to any purchase by the Company of this Warrant upon the exercise of its rights under this Section 7(d), and acknowledges and agrees that notwithstanding any provision of the Credit Agreement to the contrary, any such purchase shall not constitute a breach of any provision of the Credit Agreement.
     SECTION 8. Covenants.
     The Company hereby covenants to the Holder that so long as Holder holds any Warrant Securities:
     (a) Limitation on Certain Restrictions. Without the prior written consent of the Required Holders, the Company will not, and will not permit or cause any of its Subsidiaries, directly or indirectly, to create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on the ability of the Company and any such Subsidiaries to perform and comply with their respective obligations under this Warrant.
     (b) Regulatory Requirements and Restrictions. In the event of any reasonable determination by the Holder that, by reason of any existing or future federal or state law, statute, rule, regulation, guideline, order, court or administrative ruling, request or directive (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) (collectively, a “Regulatory Requirement”), the Holder is effectively restricted or prohibited from holding this Warrant or the Warrant Shares (including any shares of capital stock or other securities distributable to the Holder in any merger, reorganization, readjustment or other reclassification), or otherwise realizing upon or receiving the benefits intended under this Warrant, the Company shall take such action as the Holder and the Company shall jointly agree in good faith to be necessary to permit the Holder to comply with such Regulatory

Requirement. The reasonable costs of taking such action, whether by the Company, the Holder or otherwise, shall be borne by the Holder.
     (c) Reservation of Shares. The Company shall at all times reserve and keep available out of the aggregate of its authorized but unissued shares, free of preemptive rights, such number of its duly authorized shares of Common Stock as shall be sufficient to enable the Company to issue Common Stock upon exercise of this Warrant.
     (d) Affirmative Actions to Permit Exercise and Realization of Benefits. If any shares of Common Stock reserved or to be reserved for the purpose of the exercise of this Warrant, or any shares or other securities reserved or to be reserved for the purpose of issuance pursuant to Section 5 hereof, require registration with or approval of any Governmental Authority under any federal or state law (other than securities laws) before such shares or other securities may be validly delivered upon exercise of this Warrant, then the Company covenants that it will, at its sole expense, secure such registration or approval, as the case may be (including but not limited to approvals or expirations of waiting periods required under the Hart-Scott-Rodino Antitrust Improvements Act).
     (e) Validly Issued Shares. All shares of Common Stock that may be issued upon exercise of this Warrant, assuming full payment of the Aggregate Exercise Price (including those issued pursuant to Section 5 hereof) shall, upon delivery by the Company, be duly authorized and validly issued, fully paid and nonassessable, free from all stamp taxes, liens and charges with respect to the issue or delivery thereof and otherwise free of all other security interests, encumbrances and claims of any nature whatsoever (other than security interests, encumbrances and claims to which the Holder is subject prior to the issuance of this Warrant and other transfer restrictions described herein).
     (f) Furnishing of Information; Compliance with Rule 144. The Company shall timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. So long as the Warrant Shares are not registered under an effective registration statement, upon the request of the Holder, the Company shall deliver to the Holder a written certification of a duly authorized officer as to whether it has complied with the preceding sentence. As long as the Holder owns any of the Warrant Shares, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Holder and make publicly available in accordance with Rule 144 such information as is required for the Holder to sell the Warrant Shares under Rule 144. So long as the Warrant Shares are not registered under an effective registration statement, the Company further covenants that it will take such further action as the Holder may reasonably request, all to the extent required from time to time to enable the Holder to sell such Warrant Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.
     (g) Integration. The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of this Warrant in a manner that would require the registration under the Securities Act of the sale of the Warrant to the Holder, or that would be integrated with the offer or sale of the Warrant Shares for purposes of the rules and regulations of any Principal Market.
     (h) Listing of the Warrant Shares. The Company shall: (i) take all steps necessary to cause the Warrant Shares to be approved for listing on the Principal Market as soon as possible after the Commencement Date, (ii) provide to the Holder evidence of such listing, and (iii) use reasonable efforts to maintain the listing of the Warrant Shares on such Principal Market or another Principal Market.

     (i) Securities Laws Disclosure; Publicity. The Company shall issue a press release or timely file a report on Form 8-K reasonably acceptable to the Holder disclosing all material terms of the transactions contemplated hereby. The Company and the Holder shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby. Notwithstanding the foregoing, other than in the Registration Statement, the Company shall not publicly disclose the name of the Holder or the terms hereof, or include the name of the Holder or the terms hereof in any filing with the Commission or any regulatory agency or Principal Market, without the prior written consent of such Holder, except to the extent such disclosure is required by law or Principal Market regulations. The Holder acknowledges that such disclosure may be required by law in the Company’s proxy statement, annual report on Form 10-K, quarterly report on Form 10-Q, and filings related thereto and will be incorporated by reference to such filings in currently effective registration statements filed by the Company and will be included in registration statements that may be filed by the Company in the future.
     SECTION 9. No Effect Upon Lending Relationship. Notwithstanding anything herein to the contrary, nothing contained in this Warrant shall affect, limit or impair the rights and remedies of the Holder or any of its Affiliates in its capacity as a lender to the Company pursuant to any agreement under which the Company has borrowed money from the Holder. Without limiting the generality of the foregoing, the Holder, in exercising its rights as a lender, including making its decision on whether to foreclose on any collateral security, will have no duty to consider (i) its status or the status of any of its Affiliates as a direct or indirect equity holder of the Company, (ii) the equity of the Company or (iii) any duty it may have to any other direct or indirect equity holder of the Company, except as may be required under the applicable loan documents or by commercial law applicable to creditors generally.
     SECTION 10. Events of Non-Compliance and Remedies.
     (a) Events of Non-Compliance. If the Company fails to keep and fully and promptly perform and observe in all material respects any of the terms, covenants or representations contained or referenced herein within twenty (20) calendar days from the earlier to occur of (i) written notice from the Holder specifying what failure has occurred, or requesting that a specified failure be remedied or (ii) the Company becoming aware of such failure (an “Event of Non-Compliance”), the Holder shall be entitled to the remedies set forth in subsection (b) hereof.
     (b) Remedies. On the occurrence of an Event of Non-Compliance, in addition to any remedies the Holder may have under any Requirement of Law, the Holder may bring any action for injunctive relief or specific performance of any term or covenant contained herein, the Company hereby acknowledging that an action for money damages may not be adequate to protect the interests of the Holder hereunder.
     SECTION 11. Definitions.
     As used herein, in addition to the terms defined elsewhere herein, the following terms shall have the following meanings. Capitalized terms not appearing below and not otherwise defined herein shall have the meaning ascribed to them in the Credit Agreement.
     “Affiliate” has the meaning set forth in the Credit Agreement.
     “Aggregate Exercise Price” has the meaning set forth in Section 2(a).
     “Aggregate Number” has the meaning set forth in the Preamble.

     “Approved Fund” shall mean any Fund that is administered, managed or underwritten by (a) Holder, (b) an Affiliate of Holder or (c) an entity or an Affiliate of an entity that administers or manages Holder.
     “Articles of Incorporation” means the Articles of Incorporation of the Company, as in effect on the date hereof.
     “Business Day” has the meaning set forth in the Credit Agreement.
     “Commencement Date” has the meaning set forth in the Preamble.
     “Commission” means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act or the Exchange Act.
     “Common Stock” includes (a) the Common Stock of the Company, par value $0.01 per share, as described in the Articles of Incorporation, (b) any other class of capital stock hereafter authorized having the right to share in distributions either of earnings or assets without limit as to amount or percentage or (c) any other capital stock into which such Common Stock is reclassified or reconstituted.
     “Company” has the meaning set forth in the Preamble.
     “Company Notice” has the meaning set forth in Section 7(d)(ii).
     “Convertible Securities” means evidences of indebtedness, shares of stock or other securities (including, but not limited to options and warrants) which are directly or indirectly convertible, exercisable or exchangeable, with or without payment of additional consideration in cash or property, for shares of Common Stock, either immediately or upon the onset of a specified date or the happening of a specified event.
     “Credit Agreement” has the meaning set forth in the Preamble.
     “Eligible Assignee” shall mean (a) an Affiliate of Holder, and (b) an Approved Fund.
     “Event of Non-Compliance” has the meaning set forth in Section 10(a).
     “Exchange Act” has the meaning set forth in the Credit Agreement.
     “Exercise Amount” has the meaning set forth in Section 2(a).
     “Exercise Price” has the meaning set forth in the Preamble.
     “Expiration Date” has the meaning set forth in the Preamble.
     “Fair Market Value Per Share” means the value, on a particular date, of a share of Common Stock determined as follows:
     (i) If the Common Stock is listed or admitted to trading on such date on the Principal Market, the mean of the high and low sales prices of a share of Common Stock on the date immediately prior to such date of determination as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on such Principal Market (if there were no sales on such date reported as provided above, the respective prices on the most recent prior day on which a sale of a share of Common Stock took place); or
     (ii) If the Common Stock is not publicly traded, (a) the fair market value of the Outstanding Common Stock based upon an arm’s length sale of the Company on such date (including its ownership interest in all Persons) as an entirety, such sale being between a willing buyer and a willing seller and determined without reference to any discount for minority interest, restrictions on transfer, disparate voting rights among classes of capital stock or lack of marketability with respect to capital stock divided by (b) the aggregate number of shares of Outstanding Common Stock. The Fair Market Value Per Share shall be determined by the disinterested members of the Board of Directors of the Company in good faith within ten (10) Business Days of any event for which such determination is required and such determination (including the basis therefor) shall be promptly provided to the Holder. Such determination shall be binding on the Holder unless the Holder objects thereto in writing within ten (10) Business Days of receipt. In the event the Holder objects to the determination of “Fair Market Value Per Share” by the board of directors of the Company (such objection to be made within ten (10) Business Days of the Holder’s receipt of written notice of such determination), then the Fair Market Value Per Share shall be determined by a disinterested appraiser (which may be a national or regional investment bank or national accounting firm) mutually selected by the Company and the Holder, the fees and expenses of which shall be paid by the Company. Any selection of a disinterested appraiser shall be made in good faith within five (5) Business Days after the Holder provides written notice to the Company of its objection to the determination of Fair Market Value Per Share and any determination of Fair Market Value Per Share by a disinterested appraiser shall be made within ten (10) Business Days of the date of selection.
     “Fund” has the meaning set forth in the Credit Agreement.
     “Governmental Authority” has the meaning set forth in the Credit Agreement.
     “Holder” has the meaning set forth in the Preamble.
     “Lenders” has the meaning set forth in the Credit Agreement.
     “Notice of Exercise” has the meaning set forth in Section 2(a).
     “Outstanding Common Stock” of the Company means, as of the date of determination, the sum (without duplication) of the following: (a) the number of shares of Common Stock then outstanding at the date of determination, (b) the number of shares of Common Stock then issuable upon the exercise of this Warrant (as such number of shares may be adjusted pursuant to the terms hereof) and (c) the number of shares of Common Stock then issuable upon the exercise or conversion of Convertible Securities and any warrants, options or other rights to subscribe for or purchase Common Stock or Convertible Securities (but excluding any unvested options and securities not then exercisable for or convertible into Common Stock).
     “Person” has the meaning set forth in the Credit Agreement.
     “Principal Market” initially means the New York Stock Exchange and any successor exchange thereto and shall also include the NASDAQ Global Select Market, the NASDAQ Global Market, NASDAQ Capital Market, the American Stock Exchange or the OTC Bulletin Board, whichever is at the time the principal trading exchange or market for the Common Stock, based upon share volume.

     “Principal Office” means the Company’s principal office as set forth in Section 16 hereof or such other principal office of the Company in the United States of America the address of which first shall have been set forth in a notice to the Holder.
     “Registration Statement” means the registration statements required to be filed under the Registration Rights Agreement.
     “Registration Rights Agreement” has the meaning set forth in the Credit Agreement.
     “Regulatory Requirement” has the meaning set forth in Section 8(c).
     “Required Holders” means the holders of at least 51.0% of the Warrant Shares then outstanding.
     “Requirement of Law” has the meaning set forth in the Credit Agreement.
     “Sale Notice” has the meaning set forth in Section 7(d)(i).
     “Securities Act” has the meaning set forth in the Credit Agreement.
     “Securities Laws” has the meaning set forth in the Credit Agreement.
     “Stock Combination” has the meaning set forth in Section 5(a)(i)(C).
     “Stock Dividend” has the meaning set forth in Section 5(a)(i)(A).
     “Stock Subdivision” has the meaning set forth in Section 5(a)(i)(B).
     “Subsidiary” has the meaning set forth in the Credit Agreement.
     “Transfer” means and includes any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by request, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of this Warrant.
     “Transfer Amount” has the meaning set forth in Section 7(d)(i).
     “Warrant” has the meaning set forth in the Preamble.
     “Warrant Securities” means this Warrant and the Warrant Shares, collectively.
     “Warrant Shares” means (a) the shares of Common Stock issued or issuable upon exercise of this Warrant in accordance with its terms and (b) all other shares of the Company’s capital stock issued with respect to such shares by way of stock dividend, stock split or other reclassification or in connection with any merger, consolidation, recapitalization or other reorganization affecting the Company’s capital stock.
     SECTION 12. Survival of Provisions. Notwithstanding the full exercise by the Holder of its rights to purchase Common Stock hereunder, the provisions of Sections 8(f) and (h) of this Warrant shall survive such exercise and the Expiration Date until such time as the Holder no longer holds any Warrant Shares.

     SECTION 13. Delays, Omissions and Indulgences. It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Holder upon any breach or default of the Company under this Warrant shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the Holder’s part of any breach or default under this Warrant, or any waiver on the Holder’s part of any provisions or conditions of this Warrant must be in writing and that all remedies, either under this Warrant, or by Requirement of Law or otherwise afforded to the Holder, shall be cumulative and not alternative.
     SECTION 14. Rights of Transferees. Subject to Section 7, the rights granted to the Holder hereunder of this Warrant shall pass to and inure to the benefit of all subsequent transferees of all or any portion of this Warrant (provided that the Holder and any transferee shall hold such rights in proportion to their respective ownership of this Warrant and Warrant Shares) until extinguished pursuant to the terms hereof.
     SECTION 15. Section Headings. The titles and captions of the Sections and other provisions of this Warrant are for convenience of reference only and are not to be considered in construing this Warrant.
     SECTION 16. Notices.
     (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

if to the Company:

Arbor Realty Trust, Inc.
c/o Arbor Commercial Mortgage LLC
333 Earle Ovington Boulevard
Uniondale, New York 11553
Attention: Guy Milone, Esq.
Facsimile No.: (516) 832–6431

with a copy to:

Arbor Commercial Mortgage LLC
333 Earle Ovington Boulevard
Uniondale, New York 11553
Attention: John Natalone
Phone No.: (516) 832–7409
Facsimile No.: (516) 832-6409

if to the Holder:

Wachovia Bank, National Association
One Wachovia Center, NC0166
301 South College Street

Charlotte, North Carolina 28288
Attention: John Nelson
Facsimile No.: (704) 715–0066

with a copy to:

Moore & Van Allen PLLC
100 North Tryon Street
Suite 4700
Charlotte, NC 28202
Attention: Kenneth P. Kerr, Esq.
Telecopy No.: (704) 378–2097
     Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in said paragraph (b).
     (b) Notices and other communications to the Holder hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Holder. The Holder or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Holder otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
     SECTION 17. Successors and Assigns. This Warrant shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that the Company shall have no right to assign its rights, or to delegate its obligations, hereunder without the prior written consent of the Holder.
     SECTION 18. Amendments. Neither this Warrant nor any term hereof may be amended, changed, waived, discharged or terminated without the prior written consent of the Holder and the Company.
     SECTION 19. Severability. Any provision of this Warrant which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     SECTION 20. Governing Law. This Warrant shall be governed by, and construed in accordance with, the law of the State of New York.
     SECTION 21. Entire Agreement. This Warrant and the Registration Rights Agreement are intended by the parties as a final expression of their agreement and are intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.
     SECTION 22. Rules of Construction. Unless the context otherwise requires “or” is not exclusive, and references to sections or subsections refer to sections or subsections of this Warrant. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.
[Remainder of Page Intentionally Omitted.]

     IN WITNESS WHEREOF, the Company has caused this Warrant to be issued and executed in its corporate name by a duly authorized officer or director as of the date first written above.

ARBOR REALTY TRUST, INC., a Maryland corporation
By:	/s/ John Natalone
	Name:	John Natalone
	Title:	Executive Vice President

S-1

EXHIBIT A
NOTICE OF EXERCISE

To:

     1. The undersigned, pursuant to the provisions of the attached Warrant, hereby elects to exercise this Warrant with respect to                    shares of Common Stock (the “Exercise Amount”). Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the attached Warrant.
     2. The undersigned herewith tenders payment for such shares in the following manner (please check type, or types, of payment and indicate the portion of the Exercise Price to be paid by each type of payment):
                                             Exercise for Cash
                                             Cashless Exercise
     3. Please issue a certificate or certificates representing the shares issuable in respect hereof under the terms of the attached Warrant, as follows:

(Name of Record Holder/Transferee)
and deliver such certificate or certificates to the following address:

(Address of Record Holder/Transferee)
     4. The undersigned represents that the aforesaid shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares.
     5. If the Exercise Amount is less than all of the shares of Common Stock purchasable hereunder, please issue a new warrant representing the remaining balance of such shares, as follows:

(Name of Record Holder/Transferee)
and deliver such warrant to the following address:

(Address of Record Holder/Transferee)

(Signature)
(Date)